EXHIBIT 23.0


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Enzon Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-50904 on Form S-8 and Registration Statement No. 333-1535 on Form S-3 of Enzon, Inc. of our report dated September 8, 1997, relating to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K of Enzon, Inc.


                                             /s/  KPMG Peat Marwick LLP
                                                  ------------------------
                                                  KPMG Peat Marwick LLP


Short Hills, New Jersey
September 29, 1997


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